Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of StartEngine Crowdfunding, Inc. on Form S-8 (No. 333-271216) and Form 1-A (No. 024-12506), of our report dated March 31, 2025 relating to our audit of the financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

March 31, 2025